(FIRST CHARTER LETTERHEAD)




                         December 1, 1997

Dear First Charter shareholder,

     You previously have received proxy materials dated October 30, 1997, including a Notice of Special Meeting, Joint Proxy Statement and Proxy Card (the "Proxy Materials"), for the Special Meeting of Shareholders of First Charter Corporation ("First Charter") which is being held on December 10, 1997 at 9:00 a.m. (the "First Charter Special Meeting"). The First Charter Special Meeting is being held so that you may vote on two matters: (i) the approval of an Agreement and Plan of Merger dated August 15, 1997 (the "Merger Agreement") between First Charter and Carolina State Bank ("CSB"), providing for the merger of CSB into First Charter National Bank and the issuance of 1.023 shares of First Charter common stock for each outstanding share of CSB common stock upon consummation of the merger; and (ii) the approval of Amended and Restated Articles of Incorporation for First Charter, which include, among other things, an amendment to increase the number of shares that First Charter is authorized to issue from 10,000,000 to 25,000,000. These matters are described in detail in the Joint Proxy Statement.

     The Proxy Materials also describe the proposed Special Meeting of Shareholders of CSB, originally scheduled to be held on December 10, 1997 at 6:00 p.m. for the purpose of approving the Merger Agreement (the "CSB Special Meeting"). This letter serves to inform you that the CSB Special Meeting will be postponed until December 22, 1997 at 11:00 a.m., in order to comply with certain regulatory requirements. All references in the Proxy Materials to the date and time of the CSB Special Meeting shall be deemed to refer to the CSB Special Meeting as rescheduled.

     Please note that the First Charter Special Meeting will still be held as originally scheduled on December 10, 1997 at 9:00 a.m. at First Charter's corporate and operations center located at 22 Union Street, North in Concord, North Carolina. If you have not already sent in your Proxy Card, I encourage you to do so immediately to ensure that your shares will be voted at the First Charter Special Meeting.


                              Sincerely,

                              /S/ LAWRENCE M. KIMBROUGH
                                  LAWRENCE M. KIMBROUGH
                                  President and Chief Executive Officer







                       CAROLINA STATE BANK
                    316 South Lafayette Street
                   Shelby, North Carolina 28150
                    Telephone: (704) 480-4444
      ______________________________________________________

          REVISED NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        DECEMBER 22, 1997
     _______________________________________________________

To the Carolina State Bank shareholders:

     Notice is hereby given that, in order to comply with certain regulatory requirements, the Special Meeting of the Shareholders (the "CSB Special Meeting") of Carolina State Bank (the "Bank"), originally scheduled to be held at 6:00 p.m., local time, on December 10, 1997, will be held on such date and immediately adjourned and will be postponed to 11:00 a.m., local time, on December 22, 1997, at the main office of the Bank, located at 316 South Lafayette Street, Shelby, Cleveland County, North Carolina, or at any adjournment thereof, for the following purposes:

1. To approve the Agreement and Plan of Merger between the Bank and First Charter Corporation dated August 15, 1997, and the merger of the Bank into First Charter National Bank; and

2. To transact such other businesses as may properly come before the meeting or any adjournment or adjournments thereof.

     You previously have received proxy materials dated October 30, 1997, including an original Notice of Special Meeting, a Joint Proxy Statement and a Proxy Card (the "Original Proxy Materials"), for the CSB Special Meeting. As previously described in the Original Proxy Materials, shareholders of record at the close of business on October 24, 1997 are entitled to notice of, and to vote at, the CSB Special Meeting and any adjournment or adjournments thereof. The Bank's stock transfer books will not be closed. You are encouraged to review the Original Proxy Materials for information with respect to the CSB Special Meeting. Except for the date and time of the CSB Special Meeting (which as described above will be postponed to December 22, 1997 at 11:00 a.m.), the information in the Original Proxy Materials about the CSB Special Meeting is still accurate.

     If you have not already sent in your Proxy Card, I encourage you to do so immediately to ensure that your shares will be voted at the CSB Special Meeting as rescheduled. You may use the original Proxy Card delivered with the Original Proxy Materials.

                              By order of the Board of Directors

                              /S/ JOHN J. GODBOLD, JR.
                                  JOHN J. GODBOLD, JR.
                                  President
Dated:    December 1, 1997